Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Safeguard Scientifics, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333‑65092, 333-73284, 333-86777, 333-103976, 333-118046, 333-171226, 333-191911, 333-198783, and 333-214298), and in the registration statement on Form S-3 (No. 333-220716) of Safeguard Scientifics, Inc. and subsidiaries (the Company) of our reports dated March 1, 2019, with respect to the consolidated balance sheets of the Company as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the years then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of the Company.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 1, 2019